Exhibit 10.12

ASANTE SOLUTIONS, INC.

and

M2 MEDICAL, INC.

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of November 14, 2014, by and among Square 1 Bank (“Square 1”), in its capacity as administrative and collateral agent (together with its successors and assigns in such capacity, “Agent”) for the lenders hereto as of the date hereof and other financial institutions who hereafter become parties to this Agreement as lenders (each individually a “Lender” and, collectively, the “Lenders”), the Lenders set forth on Schedule 1 hereto and Asante Solutions, Inc. and M2 Medical, Inc. (each “Borrower” and, collectively, “Borrowers”).

RECITALS

Borrowers wish to obtain credit from time to time from the Lenders, and the Lenders desire to extend credit to Borrowers. This Agreement sets forth the terms on which the Lenders will advance credit to Borrowers, and Borrowers will repay the amounts owing to the Lenders.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP, and all calculations shall be made in accordance with GAAP (except for non-compliance with FAS 123R in monthly reporting). The term “financial statements” shall include the accompanying notes and schedules.

2. LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrowers promise to pay to the Lenders, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by the Lenders to Borrowers, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Term Loan.

(i) Tranche I Term Loans. Subject to and upon the terms and conditions of this Agreement, the Lenders agree to make, severally and not jointly, according to each Lender’s Tranche I Term Loan Commitment Amount, a term loan to Borrowers in an aggregate original principal amount equal to $12,500,000 (the “Tranche I Term Loan”). The proceeds of the Tranche I Term Loan shall be used for general working capital and general corporate purposes and to pay Lender Expenses.

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(ii) Tranche II Term Loan. Subject to and upon the terms and conditions of this Agreement, the Lenders agree to make, severally and not jointly, according to each Lender’s Tranche II Term Loan Commitment Amount, a term loan to Borrowers in an aggregate original principal amount equal to the Tranche II Term Loan Maximum Principal Amount (the “Tranche II Term Loan”). Parent may request Tranche II Term Loans at any time after (A) June 30, 2015 and (B) the satisfaction of the Tranche II Funding Condition through the Tranche II Availability End Date. The proceeds of the Tranche II Term Loan shall be used for general working capital and general corporate purposes and to pay Lender Expenses.

(iii) Interest shall accrue from the date of each Term Loan at the rate specified in Section 2.2(a) and, through the Interest-Only End Date, shall be payable monthly beginning on the first day of the month next following such Term Loan, and continuing on the same day of each month thereafter. Any Term Loans that are outstanding on the Interest-Only End Date shall be payable in 30 equal monthly installments of principal, plus all accrued but unpaid interest, beginning on the first day of the month immediately following the Interest-Only End Date and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all outstanding amounts due in connection with the Term Loans and any other outstanding amounts due under this Agreement shall be immediately due and payable. Term Loans, once repaid, may not be reborrowed. Borrower may prepay the Term Loans in full (but not in part), subject to the payment of the Prepayment Fee and the Final Payment Fee.

(iv) When Borrowers desire to obtain a Term Loan, Parent shall notify Agent (which notice shall be irrevocable) by facsimile transmission or by email to be received no later than 3:30 p.m. Eastern time at least (A) one (1) Business Day prior to the date on which the Tranche I Term Loan is to be made and (B) five (5) Business Days prior to the date on which the Tranche II Term Loan is to be made. Such notice shall be substantially in the form of Exhibit C and signed by an Authorized Officer. Promptly upon receiving such notice, Agent shall notify each Lender of the contents of such notice and each Lender’s Pro Rata Share of such Term Loan.

2.2 Interest Rates, Payments, and Calculations.

(a) Interest Rates. Except as set forth in Section 2.2(b), the Term Loans shall bear interest, on the outstanding daily balance thereof, at a fixed annual rate equal to the greater of (i) 5.65% above the Treasury Rate in effect on the date of the funding of such Loan, or (ii) 6.75%.

(b) Late Fee; Default Rate. If any payment of principal or interest is not made within 15 days after the date such payment is due, Borrowers shall pay Agent (for the benefit of the Lenders) a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All outstanding Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

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(c) Payments. Agent shall charge all interest, all Lender Expenses, and all Periodic Payments against any of Borrowers’ deposit accounts (other than deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrowers’ or their Subsidiaries’ employees). Any interest not paid when due shall become a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d) Computation. All interest chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed.

2.3 Crediting Payments. Prior to the occurrence of an Event of Default, Agent shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Parent specifies. After the occurrence and during the continuance of an Event of Default, Agent shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Agent may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Agent after 5:30 p.m. Eastern time shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day. Whenever any payment to Agent under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4 Fees. Borrowers shall pay the following:

(a) Lender Expenses. On the Closing Date, all Lender Expenses incurred through the Closing Date and invoiced to Borrowers, and, after the Closing Date, all Lender Expenses invoiced to Borrowers, as and when they become due.

(b) Prepayment Fee. In connection with the voluntary prepayment of the principal amount of the Term Loans prior to the Term Loan Maturity Date, Borrower shall pay to Agent (for the benefit of the Lenders), on the date of such prepayment, a prepayment fee (the “Prepayment Fee”) in an amount equal to the principal amount so prepaid multiplied by a percentage determined in accordance with the following schedule:

Period	Applicable Prepayment Percentage
From the Closing Date to (but not including) the first anniversary of the Closing Date	2.00%
From the first anniversary of the Closing Date to (but not including) the second anniversary of the Closing Date	1.00%
From the second anniversary of the Closing Date and thereafter until the Term Loan Maturity Date	0.00%

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Borrowers acknowledge that the foregoing Prepayment Fee represents a reasonable and fair estimate for the loss that the Lenders may sustain from the prepayment of the Term Loans prior to the Term Loan Maturity Date and further acknowledge that, except as specifically provided herein, Borrowers have no right to optionally prepay the Term Loans without paying the foregoing Prepayment Fee. For the avoidance of doubt, no Prepayment Fee shall be payable in connection with any payment of regularly scheduled principal installments of the Term Loans.

(c) Final Payment Fee. In connection with repayment of the principal amount of the Term Loans, whether prior to, on or following the Term Loan Maturity Date, including following acceleration under Section 9.1, Borrowers shall pay to Agent, on the date of such repayment, a final payment fee (the “Final Payment Fee”) in an amount equal to 2.5% of the aggregate principal amount of all Term Loans made during the term of this Agreement. Borrowers’ obligation to pay the Final Payment Fee shall survive any termination of this Agreement.

2.5 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnification, reimbursement obligations or other similar obligations which, by their terms, survive termination of this Agreement) remain outstanding or any Lender has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, the Lenders shall have the right to terminate their obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Closing. The agreement of Agent and the Lenders to enter into this Agreement on the Closing Date is subject to the condition precedent that Agent and the Lenders shall have received, in form and substance satisfactory to Agent and the Lenders, each of the following items and shall have completed each of the following requirements:

(a) this Agreement;

(b) an officer’s certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) a financing statement (Form UCC-1) for each Borrower;

(d) a Loan Advance/Paydown Request Form in the amount of $12,500,000;

(e) [Reserved];

(f) payment of the fees and Lender Expenses then due specified in Section 2.4 and invoiced to Borrower, which may be debited from any of Borrowers’ accounts with Square 1;

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(g) current SOS Reports indicating that, except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(h) company prepared consolidated balance sheets, income statements and statements of cash flows for the most recently ended month in accordance with Section 6.2, and such other updated financial information as the Lenders may reasonably request;

(i) a current Compliance Certificate in accordance with Section 6.2;

(j) warrants duly executed by Borrower and issued to each Lender;

(k) a Borrower Information Certificate for each Borrower;

(l) (i) a deposit account control agreement with respect to Parent’s account numbers [redacted] and [redacted] at Square 1;

(m) [Reserved];

(n) [Reserved];

(o) such other documents or certificates, and completion of such other matters, as Agent and/or any Lender may reasonably request; and

(p) Borrowers shall have opened and funded not less than fifty percent of Borrowers’ Cash assets in deposit accounts held with Square 1.

3.2 Conditions Precedent to all Credit Extensions. The obligation of the Lenders to make each Credit Extension, including the initial Credit Extension, is contingent upon Borrowers’ compliance with Section 3.1 above, and is further subject to the following conditions:

(a) timely receipt by Agent of the Loan Advance/Paydown Request Form as provided in Section 2.1;

(b) in the Required Lenders’ sole discretion, there has not been a Material Adverse Effect; and

(c) the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist

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after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

3.3 Conditions Precedent to Tranche II Term Loan. The obligation of the Lenders to make the Tranche II Term Loan is contingent upon Borrowers’ compliance with Sections 3.1 and 3.2 above, and is further subject to: (a) each Borrower shall have transferred substantially all of its Cash assets into operating accounts held with Square 1 and shall otherwise be in compliance with Section 6.6 hereof; and (b) satisfaction of the Tranche II Funding Condition.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Each Borrower grants and pledges to Agent (for the benefit of the Lenders) a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrowers of the covenants and duties under the Loan Documents. Except for Permitted Liens or as disclosed in the Schedule, such security interest constitutes a valid, first priority security interest in the presently-existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Borrowers also hereby agree not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in or encumber any of their Intellectual Property. Notwithstanding any termination of this Agreement or of any filings undertaken related to Agent’s or the Lenders’ rights under the Code, Agent’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnification, reimbursement obligations or other similar obligations which, by their terms, survive termination of this Agreement) are outstanding.

4.2 Perfection of Security Interest. Each Borrower authorizes Agent to file at any time financing statements, continuation statements, and amendments thereto that (a) either specifically describe the Collateral or describe the Collateral as all assets of such Borrower of the kind pledged hereunder, and (b) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether such Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Each Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Agent chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral in excess of $100,000 is in possession of a third-party bailee, each Borrower, if requested by Agent, shall use commercially reasonable efforts to take such steps as Agent reasonably requests for Agent to (i) subject to Section 7.10 below, obtain an acknowledgment, in form and substance reasonably satisfactory to Agent and the Required Lenders, of the bailee that the bailee holds such Collateral for the benefit of Agent, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter of credit rights or electronic chattel paper and securities accounts (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance reasonably satisfactory to Agent and the Required Lenders. No Borrower will create any chattel

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paper without placing a legend on the chattel paper acceptable to Agent indicating that Agent (for the benefit of the Lenders) has a security interest in the chattel paper. Each Borrower from time to time may deposit with a Lender specific cash collateral to secure specific Obligations; each Borrower authorizes the Lenders to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding. Each Borrower shall take such other actions as Agent reasonably requests to perfect Agent’s security interests granted under this Agreement.

4.3 Pledge of Collateral. Each Borrower hereby pledges, assigns and grants to Bank a security interest in all of the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On or before the date required pursuant to Section 6.11(e) hereof, the certificate or certificates for the Shares will be delivered to Agent, accompanied by an instrument of assignment duly governing the Shares. Borrowers shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Unless an Event of Default shall have occurred and be continuing, Borrowers shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create a violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5. REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants to Agent and each Lender as follows:

5.1 Due Organization and Qualification. Each Borrower and each Subsidiary is duly existing under the laws of the state in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within each Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

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5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Other than movable items of personal property such as laptop computers and inventory in transit, all Collateral having an aggregate book value in excess of $100,000 is located solely in the Collateral States. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as permitted in Section 6.6 hereof, none of Borrowers’ Cash is maintained or invested with a Person other than Square 1 or Square 1’s Affiliates.

5.4 Intellectual Property. Each Borrower is the sole owner of the Intellectual Property created or purchased by Borrower, except for (a) licenses granted by Borrower to its customers in the ordinary course of business, (b) over the counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Schedule. To each Borrower’s knowledge, each of the Copyrights, Trademarks and Patents created or purchased by such Borrower and material to such Borrower’s business is valid and enforceable, and no part of the Intellectual Property created or purchased by such Borrower that is material to such Borrower’s business has been judged invalid or unenforceable, in whole or in part, and no claim has been made to such Borrower that any part of the Intellectual Property created or purchased by such Borrower violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.

5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, no Borrower has done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive offices of Borrowers are located at the address indicated in Article 10 hereof.

5.6 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against any Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated financial statements related to a Borrower and any Subsidiary that are delivered by such Borrower to Agent and the Lenders fairly present in all material respects such Borrower’s consolidated financial condition as of the date thereof and such Borrower’s consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of any Borrower since the date of the most recent of such financial statements submitted to Agent and the Lenders.

5.8 Solvency, Payment of Debts. Each Borrower is able to pay its debts (including trade debts) as they mature in the ordinary course of business; the fair saleable value of each Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

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5.9 Compliance with Laws and Regulations. Each Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from a Borrower’s failure to comply with ERISA that is reasonably likely to result in such Borrower’s incurring any liability that could have a Material Adverse Effect. No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). No Borrower has violated any statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse Effect. Each Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed by such Borrower or such Subsidiaries, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries. Borrowers do not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11 Government Consents. Each Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12 Inbound Licenses. Except as disclosed on the Schedule, no Borrower is a party to, nor is bound by, any material license or other similar agreement important for the conduct of Borrower’s business that prohibits or otherwise restricts such Borrower from granting a security interest in such Borrower’s interest in such license or other similar agreement or any other property important for the conduct of such Borrower’s business, other than this Agreement or the other Loan Documents.

5.13 Shares. Each Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit such Borrower from pledging the Shares pursuant to this Agreement. To each Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will remain duly authorized and validly issued, and are fully paid and non-assessable. To each Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and neither Borrower knows of any reasonable grounds for the institution of any such proceedings.

5.14 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or signed written statement furnished to Agent or any Lender by the Borrowers in connection with the Loan Documents or the transactions contemplated thereby taken together with all such certificates and written statements furnished to Agent or any Lender

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contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made, it being recognized by Agent and the Lenders that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may materially differ from the projected or forecasted results.

6. AFFIRMATIVE COVENANTS.

Each Borrower covenants that, until payment in full of all outstanding Obligations (other than inchoate indemnification, reimbursement obligations or other similar obligations which, by their terms, survive termination of this Agreement), and for so long as any Lender may have any commitment to make a Credit Extension hereunder, such Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Each Borrower shall maintain its and (except as permitted in Section 7.3) each of its Subsidiaries’ corporate existence and good standing in their respective states of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Agent the organizational identification number issued to such Borrower by the authorities of the state in which such Borrower is organized, if applicable. Each Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates. Borrowers shall deliver to Agent and the Lenders: (i) as soon as available, but in any event within 30 days after the end of each calendar month, a GAAP compliant (other than with respect to the footnote disclosure and absence of year end audit adjustments) company prepared consolidated balance sheet, income statement, and statement of cash flows covering Borrowers’ operations during such period, in a form reasonably acceptable to Agent and the Required Lenders and certified by a Responsible Officer; (ii) as soon as available, but in any event within 90 days after the end of each calendar quarter, a GAAP compliant company prepared consolidated and consolidating balance sheet, income statement, and statement of cash flows covering Borrowers’ operations during such period, in a form reasonably acceptable to Agent and the Required Lenders and certified by a Responsible Officer; (iii) as soon as available, but in any event within 180 days after the end of Borrowers’ fiscal year, or, with respect to fiscal year 2013 only, February 15, 2014, audited (or such other level as is required by the Investment Agreement) consolidated financial statements of Borrowers prepared in accordance with GAAP, consistently applied, together with an opinion which is either unqualified, qualified only for going concern so long as Parent’s investors provide additional equity as needed, qualified as to the scheduled maturity of the Credit Extensions occurring within one year from the date such opinion is delivered or otherwise consented to in writing by Agent and the Required Lenders on such financial statements of

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PricewaterhouseCoopers, any “Big Four” accounting firm, or any other independent certified public accounting firm reasonably acceptable to Agent and the Required Lenders; (iv) an annual budget approved by Parent’s Board of Directors as soon as available but not later than January 31st of each year; (v) if applicable, copies of all statements, reports and notices sent or made available generally by a Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission (provided that documents required to be delivered pursuant to this clause (iv) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents and provides Agent and the Lenders notice thereof, or provides Agent and the Lenders a link thereto, on Borrower’s website on the internet at Borrower’s website address); (vi) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against a Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to a Borrower or a Subsidiary of $100,000 or more; (vii) promptly upon receipt by Borrower, each management letter prepared by a Borrower’s independent certified public accounting firm regarding such Borrower’s management control systems; and (viii) such budgets, sales projections, operating plans or other financial information generally prepared by a Borrower in the ordinary course of business as any Lender may reasonably request from time to time.

(a) Within 30 days after the last day of each month, Borrowers shall deliver to Agent and the Lenders with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable.

(b) As soon as possible and in any event within three Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, Borrowers shall deliver to Agent and the Lenders a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrowers have taken or propose to take with respect thereto.

(c) At any time that the balance of Cash at Square 1 and Cash at Square 1’s Affiliates covered by a control agreement is less than the outstanding Obligations hereunder or an Event of Default has occurred and is continuing, Agent (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, inspect, audit and appraise the Collateral, (and the Lenders (through any of their respective officers, employees or agents) shall have the right to join any such inspection) at Borrower’s expense in order to verify Borrower’s financial condition or the amount of, condition of, or any other matter relating to, the Collateral.

Parent may deliver to Agent and the Lenders on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Agent and the Lenders shall be entitled to rely on the information contained in the electronic files, provided that Agent and the Lenders in good faith believe that the files were delivered by a Responsible Officer. Parent shall include a submission date on any certificates and reports to be delivered electronically.

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6.3 Inventory and Equipment; Returns. Borrowers shall keep all Inventory and Equipment in good and merchantable condition (ordinary wear and tear and casualty damage excepted, free from all material defects except for Inventory and Equipment (a) sold in the ordinary course of business, and (b) for which adequate reserves have been made, in all cases in the United States and such other locations as to which Borrowers give prior written notice. Returns and allowances, if any, as between a Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of such Borrower, as they exist on the Closing Date. Borrowers shall promptly notify Agent and the Lenders of all returns and recoveries and of all disputes and claims involving inventory having a book value of more than $100,000.

6.4 Taxes. Each Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Agent, on demand, proof satisfactory to Agent indicating that such Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that such Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Borrower or such Subsidiary.

6.5 Insurance. Each Borrower, at its expense, shall (a) keep the Collateral insured against loss or damage, and (b) maintain liability and other insurance, in each case as ordinarily insured against by other owners in businesses similar to such Borrower’s of similar size and located in similar locations. All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Agent and the Required Lenders (it being acknowledged that the insurance maintained by Borrowers as of the date hereof is acceptable to Agent and the Lenders). All policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Agent and the Required Lenders, showing Agent (for the benefit of the Lenders) as an additional loss payee, and all liability insurance policies shall show Agent and each Lender as an additional insured and specify that the insurer must give at least [20 days’] notice to Agent and each Lender before canceling its policy for any reason. Upon Agent’s or any Lender’s reasonable request, each Borrower shall deliver to Agent and the Lenders certified copies of the policies of insurance and evidence of all premium payments. Proceeds payable under any casualty policy will, at the relevant Borrower’s option, be payable to such Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Agent (for the benefit of the Lenders) has been granted a first priority security interest (subject to Permitted Liens), provided that, if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Agent’s option, be payable to Agent (for the benefit of the Lenders) to be applied on account of the Obligations.

6.6 Primary Depository. Borrowers shall at all times maintain not less than fifty percent of Borrowers’ aggregate Cash assets in deposit accounts held at Square 1. In addition, Borrowers shall, within 30 days of the Closing Date, maintain all of their depository and operating accounts with Square 1 and their primary investment accounts with Square 1 or Square 1’s Affiliates; provided that Parent may maintain (a) up to $100,000 represented by a

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certificate of deposit at Wells Fargo Bank, NA to secure credit card reimbursement obligations, (b) up to $150,000 in account number [redacted] at Wells Fargo Bank, NA, and (c) up to $50,000 in account number [redacted] at Technology Credit Union to be used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrowers’ or their Subsidiaries’ employees. Parent’s deposit account referred to in clause (b) above shall at all times be subject to a deposit account control agreement in form and substance reasonably satisfactory to Agent and the Required Lenders. Prior to maintaining any deposit accounts with Square 1 or any investment accounts with Square 1’s Affiliates, Borrowers, Agent, and any such Affiliate, as applicable, shall have entered into a deposit account control agreement or a securities account control agreement, as applicable, with respect to any such deposit accounts and investment accounts, in form and substance reasonably satisfactory to Agent and the Required Lenders.

6.7 Financial Covenant. Borrowers shall at all times maintain either (a) a minimum balance of Cash at Square 1 and at Square 1’s Affiliates covered by a control agreement equal to fifty percent of the outstanding Obligations hereunder, monitored on a daily basis, or (b) a minimum Revenue measured on a trailing three-month basis of not less than the following amounts:

Date	Minimum Revenue
October 31, 2014	$391,216
November 30, 2014	$434,413
December 31, 2014	$487,239
January 31, 2015	$558,262
February 28, 2015	$639,737
March 31, 2015	$727,071
April 30, 2015	$818,550
May 31, 2015	$934,062
June 30, 2105	$1,059,767
July 31, 2015	$1,203,664
August 31, 2015	$1,367,464
September 30, 2015	$1,544,843
October 31, 2015	$1,746,107
November 30, 2015	$1,974,022
December 31, 2015	$2,207,822

With respect to this Section 6.7, for subsequent reporting periods, the Lenders and Borrowers agree that, on or before January 31 of each year during the term of this Agreement beginning on January 31, 2016, Borrowers shall provide Lenders with a budget for the subsequent year, which shall be approved by Borrowers’ Boards of Directors, show revenue growth in every month versus the prior month (including versus the prior month in the preceding fiscal year), and be reasonably acceptable to the Required Lenders; and the Required Lenders shall use 80% of the revenue set forth in such budget to determine in their reasonable discretion minimum covenant levels for subsequent reporting periods. During any period in which a minimum Revenue

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covenant is not established, Borrowers shall at all times during such period maintain the minimum Cash balance required under clause (a) above.

6.8 Consent of Inbound Licensors. Prior to entering into or becoming bound by any material inbound license or other similar agreement, each Borrower shall: (a) provide written notice to Agent and the Lenders of the material terms of such license or other similar agreement with a description of its likely impact on such Borrower’s business or financial condition; and (b) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for such Borrower’s interest in such licenses or other similar contract rights to be deemed Collateral and for Agent (for the benefit of the Lenders) to have a security interest in it that might otherwise be restricted by the terms of the applicable license or other similar agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.9 Creation/Acquisition of Subsidiaries. In the event that any Borrower or any Subsidiary of any Borrower creates or acquires any Subsidiary, such Borrower or such Subsidiary shall promptly notify Agent and the Lenders of such creation or acquisition, and such Borrower or such Subsidiary shall take all actions reasonably requested by Agent or any Lender to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (a) to cause such New Subsidiary to become either a co-Borrower hereunder, if such New Subsidiary is organized under the laws of the United States, or a secured guarantor with respect to the Obligations; and (b) to grant and pledge to Agent (for the benefit of the Lenders) a perfected security interest in 100% of the stock, units or other evidence of ownership held by such Borrower or its Subsidiaries of any such New Subsidiary which is organized under the laws of the United States, and 65% of the stock, units or other evidence of ownership held by such Borrower or its Subsidiaries of any such New Subsidiary which is not organized under the laws of the United States.

6.10 Further Assurances. At any time and from time to time each Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Agent or any Lender to effect the purposes of this Agreement.

6.11 Post-Closing Items.

(a) Borrowers shall use their commercially reasonable efforts to deliver a landlord waiver with respect to Parent’s lease of its offices at 352 East Java Drive, Sunnyvale, California 94089, in form and substance reasonably satisfactory to Agent and the Required Lenders on or before the date 30 days from the Closing Date;

(b) Borrowers shall use their commercially reasonable efforts to deliver a landlord waiver with respect to Parent’s lease of offices at 1561 Buckeye Court Milpitas, California 95035 in form and substance reasonably satisfactory to Agent and the Required Lenders on or before the date 30 days from the date of the inception of Parent’s lease with respect to such offices;

(c) Borrowers shall deliver a deposit account control agreement with respect to Parent’s account number [redacted] at Wells Fargo Bank, NA, in form and substance reasonably satisfactory to Agent and the Required Lenders on or before the date 30 days from the Closing Date;

(d) Borrowers shall deliver a copy of Borrowers’ policies and certificates of insurance including any endorsements showing Agent as loss payee (for the benefit of Lenders) and showing Agent and each Lender as an additional insured, in form and substance reasonably satisfactory to Agent and the Required Lenders on or before the date 30 days from the Closing Date;

(e) Borrowers shall deliver the certificate(s) for the Shares, together with Assignment(s) separate from Certificates, duly executed by the pledger in blank, in form and substance reasonably satisfactory to Agent and the Required Lenders on or before the date 3 Business Days from the Closing Date; and

(f) Borrowers shall deliver a deposit account control agreement with respect to Parent’s account number [redacted] at Silicon Valley Bank in form and substance reasonably satisfactory to Agent and the Required Lenders on or before the date 5 Business Days from the Closing Date.

7. NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations (other than inchoate indemnification, reimbursement obligations or other similar obligations which, by their terms, survive termination of this Agreement) are paid in full or for so long as any Lender may have any commitment to make any Credit Extensions, such Borrower will not do any of the following without Agent’s and the Required Lenders’ prior written consent, which shall not be unreasonably withheld or delayed:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move Cash balances on deposit with Square 1 to accounts opened at another financial institution, other than Permitted Transfers.

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7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the state of such Borrower’s formation or relocate its chief executive office without 30 days’ prior written notification to Agent and the Lenders; replace or suffer the departure of its chief executive officer or chief financial officer without delivering written notification to Agent and the Lenders within ten days; fail to appoint an interim replacement or fill a vacancy in the position of chief executive officer or chief financial officer for more than 90 consecutive days; suffer the resignation of one or more directors from a Borrower’s board of directors in anticipation of such Borrower’s insolvency, without the prior written consent of Agent and the Required Lenders which may be withheld at Agent’s and the Required Lenders’ sole discretion; take action to liquidate, wind up, or otherwise cease to conduct business in the ordinary course; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental or ancillary thereto or a natural extension thereof to the businesses currently engaged in by such Borrower; change its fiscal year end; or have a Change in Control.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into such Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (a) each of the following conditions is applicable: (i) the consideration paid in connection with such transactions (including assumption of liabilities) does not in the aggregate exceed $250,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) in transactions involving a Borrower, such Borrower is the surviving entity; or (b) the Obligations are repaid in full concurrently with the closing of any merger or consolidation of such Borrower in which such Borrower is not the surviving entity; provided, however, that such Borrower shall not, without Agent’s and the Required Lenders’ prior written consent, enter into any binding contractual arrangement with any Person to attempt to facilitate a merger or acquisition of such Borrower, unless (i) no Event of Default exists when such agreement is entered into by such Borrower, (ii) such agreement does not give such Person the right to claim any fee, payment or damages from any parties, other than from such Borrower or such Borrower’s investors, in connection with a sale of such Borrower’s stock or assets pursuant to or resulting from an assignment for the benefit of creditors, an asset turnover to such Borrower’s creditors (including, without limitation, the Lenders), foreclosure, bankruptcy or similar liquidation, and (iii) such Borrower notifies Agent in advance of entering into such an agreement (provided that the failure to give such notification shall not be deemed a material breach of this Agreement).

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on any Borrower an obligation to prepay any Indebtedness, except Indebtedness to the Lenders.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to

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any other Person (other than (a) the licensors of in-licensed property with respect to such property or (b) the lessors of specific equipment or lenders financing specific equipment with respect to such leased or financed equipment) that such Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of such Borrower’s property.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that such Borrower may (a) repurchase the stock of current and former employees or directors pursuant to stock repurchase agreements in an aggregate amount not to exceed $250,000 in any fiscal year, so long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (b) repurchase the stock of current and former employees or directors pursuant to stock repurchase agreements in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such current and former employees or directors to such Borrower regardless of whether an Event of Default exists, (c) a Borrower may convert any of its convertible securities into common stock pursuant to the terms of such convertible securities so long as no Change in Control would result from such conversion of convertible securities, and (d) Borrowers may pay dividends solely in common stock so long as no Change in Control would result from such declaration and payment of dividends.

7.7 Investments. Directly or indirectly acquire or own an Investment in, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments, or maintain or invest any of its investment property with a Person other than Square 1 and Square 1’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Agent (for the benefit of the Lenders), in form and substance satisfactory to Agent and the Required Lenders, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to such Borrower (other than the Loan Documents).

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Borrower except for (a) transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s-length transaction with a non-affiliated Person, (b) Subordinated Debt or equity investments by investors in Borrower, (c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans and indemnification arrangements approved by the relevant board of directors or equivalent corporate body and (d) transactions permitted pursuant to the terms of Section 7.3.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Agent’s or the Lenders’ rights contained in any documentation relating to the Subordinated Debt without Agent’s and the Required Lenders’ prior written consent.

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7.10 Inventory and Equipment. Store Inventory or Equipment with a book value in excess of $100,000 with a bailee, warehouseman, collocation facility or similar third party unless, if requested by Agent, the third party has been notified of Agent’s security interest and Agent (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Agent’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and for movable items of personal property having an aggregate book value not in excess of $100,000, and except for such other locations as Agent may approve in writing, each Borrower shall keep the Inventory and Equipment only at the location(s) set forth in Article 10 and such other locations of which a Borrower gives prior written notice to the Original Lenders and Agent (for distribution to any other Lenders) and as to which Agent is able to take such actions as may be necessary to perfect its security interest or to obtain a bailee’s acknowledgment of Agent’s rights in the Collateral.

7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

8.1 Payment Default. If a Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default.

(a) If a Borrower fails to perform any obligation under Section 6.2 (financial reporting), 6.4 (taxes), 6.5 (insurance), 6.6 (primary accounts) or 6.7 (financial covenant), or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If a Borrower fails or neglects to perform or observe any other material term, provision, condition, or covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Agent and/or any Lender and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after a Borrower receives notice thereof or any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten-day period or cannot after diligent attempts by Borrowers be cured within such ten-day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

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8.3 Material Adverse Change. If there occurs any circumstance or any circumstances which would reasonably be expected to have a Material Adverse Effect;

8.4 Attachment. If any material portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten days after such Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Borrower (provided that no Credit Extensions will be made during such cure period);

8.5 Insolvency. If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 60 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which a Borrower is a party with a third party or parties (a) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $250,000, (b) in connection with any lease of real property material to the conduct of Borrower’s business (it being understood that leases of fungible office space are not material to the conduct of Borrowers’ businesses), if such default or failure to perform results in the right of another party, whether or not exercised, to terminate such lease, or (c) that would reasonably be expected to have a Material Adverse Effect;

8.7 Judgments. If a final, uninsured judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of ten days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Agent or any Lender by any Responsible Officer pursuant to this Agreement or to induce Agent or any Lender to enter into this Agreement or any other Loan Document.

9. LENDERS’ RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent may, and at the written direction of the Required Lenders shall,

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without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that, upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Agent or the Lenders);

(b) Notify Borrowers that Lenders are ceasing advancing money or extending credit to or for the benefit of Borrowers under this Agreement and/or under any other agreement between a Borrower and Agent and/or any Lender;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Agent reasonably considers advisable;

(d) Make such payments and do such acts as Agent considers necessary or reasonable to protect its security interest in the Collateral. Borrowers agree to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate. Borrowers authorize Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of a Borrower’s owned premises, such Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Agent’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by a Lender, and (ii) indebtedness at any time owing to or for the credit or the account of any Borrower held by a Lender;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Agent is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrowers’ labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 9.1, Borrowers’ rights under all licenses and all franchise agreements shall inure to Agent’s benefit;

(g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Agent determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Agent deems appropriate. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to

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affect the commercial reasonableness of any sale of the Collateral. If Agent sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Agent, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Borrowers shall be credited with the proceeds of the sale;

(h) Credit bid and purchase at any public sale;

(i) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of any Borrower, any guarantor or any other Person liable for any of the Obligations; and

(j) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

Agent’s compliance with any applicable state or federal law requirements in connection with a disposition of the Collateral will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrowers hereby irrevocably appoint Agent (and any of Agent’s designated officers or employees) (for the benefit of the Lenders) as each Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Agent’s security interest in the Accounts; (b) endorse each Borrower’s name on any checks or other forms of payment or security that may come into Agent’s possession; (c) sign each Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to a Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Agent determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided that Agent may exercise such power of attorney to sign the name of a Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Agent as each Borrower’s attorney in fact, and each and every one of Agent’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnification, reimbursement obligations or other similar obligations which, by their terms, survive termination of this Agreement) have been fully repaid and performed, and each Lender’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Agent may notify any Person owing funds to a Borrower of Agent’s security interest in such funds and verify the amount of such Account. Borrowers shall collect all amounts owing to any Borrower for Agent, receive in trust all payments as Agent’s trustee, and immediately deliver such payments to Agent (for the benefit of the Lenders) in their original form as received from the account debtor, with proper endorsements for deposit.

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9.4 Lender Expenses. If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Agent may do any or all of the following after reasonable notice to Borrowers: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Agent deems prudent. Any amounts so paid or deposited by Agent shall constitute Lender Expenses, shall be immediately due and payable, shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Agent shall not constitute an agreement by Agent or any Lender to make similar payments in the future or a waiver by Agent of any Event of Default under this Agreement.

9.5 Liability for Collateral; Duty of Agent With Respect to Collateral; Marshaling.

(a) Agent and the Lenders have no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

(b) Agent’s and each Lender’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in Agent’s or the Lender’s possession shall be to deal with it in the same manner as Agent or the Lender, as applicable, deals with similar property for its own account. The powers conferred on Agent and the Lenders hereunder are solely to protect Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon Agent or any Lender to exercise any such powers. Agent and each Lender shall be accountable only for amounts that Agent or the Lender receives as a result of the exercise of such powers, and neither Agent nor any Lender shall be responsible to Borrowers for any act or failure to act hereunder, except for its own gross negligence or willful misconduct as finally determined by a non-appealable judgment of a court of competent jurisdiction. In addition, neither Agent nor any Lender shall be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehousemen, carrier, forwarding agency, consignee or other bailee selected by it in good faith. Agent may (but shall not be obligated to except at the request of the Required Lenders) pay taxes on behalf of a Borrower, satisfy any Liens against the Collateral (other than Permitted Liens), purchase insurance to protect Agent’s and the Lenders’ interest if Borrowers fail to maintain the insurance required hereunder and pay for the maintenance, insurance, protection and preservation of the Collateral and effect compliance with the terms of any Loan Document. Each Borrower agrees to reimburse Agent, on demand, for all costs and expenses incurred by Agent in connection with such payment or performance and agrees that such amounts shall constitute Obligations. Each Borrower hereby (i) waives any right under the UCC or any other applicable law to receive notice and/or copies of any filed or recorded financing statements, amendments thereto, continuations thereof or termination statements and (ii) releases and excuses Agent and each Lender from any obligation under the UCC or any other applicable law to provide notice or a copy of any such filed or recorded documents.

(c) Neither Agent nor any Lender shall be under any obligation to marshal any property in favor of Borrowers or any other Person or against or in payment of any Obligation.

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9.6 No Obligation to Pursue Others. Agent and the Lenders have no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them, and Agent may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Agent’s and the Lenders’ rights against Borrowers. Each Borrower waives any right it may have to require Agent or any Lender to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Agent’s and the Lenders’ rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Agent and the Lenders shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Agent or any Lender of one right or remedy shall be deemed an election, and no waiver by Agent or any Lender of any Event of Default on a Borrower’s part shall be deemed a continuing waiver. No delay by Agent or any Lender shall constitute a waiver, election, or acquiescence by it. No waiver by Agent or any Lender shall be effective unless made in a written document signed on behalf of Agent and the Required Lenders and then shall be effective only in the specific instance and for the specific purpose for which it was given. Each Borrower expressly agrees that this Section 9.7 may not be waived or modified by Agent or any Lender by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile or electronic mail to Borrowers, to Agent or to the Lenders, as the case may be, at its address set forth below:

If to a Borrower:	Asante Solutions, Inc. 352 East Java Drive Sunnyvale, California 94089 Attn: Chief Financial Officer FAX: ( ) -

If to Agent:	Square 1 Bank 406 Blackwell Street, Suite 240 Durham, North Carolina 27701 Attn: Loan Operations Manager FAX: ( ) -

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If to a Lender:	To such Lender’s address on Schedule 1

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of North Carolina, without regard to principles of conflicts of law. Jurisdiction shall lie in the State of North Carolina. All disputes, controversies, claims, actions and similar proceedings arising with respect to Borrowers’ account or accounts or any related agreement or transaction shall be brought in the General Court of Justice of North Carolina sitting in Durham County, North Carolina or the United States District Court for the Middle District of North Carolina, except as provided below with respect to arbitration of such matters. AGENT, EACH LENDER AND EACH BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY AGENT, ANY LENDER OR ANY BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. If the jury waiver set forth in this Article 11 is not enforceable, then any dispute, controversy, claim, action or similar proceeding arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in Durham County, North Carolina in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules. The arbitrator shall apply North Carolina law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Article. The costs and expenses of the arbitration, including without limitation, the arbitrator’s fees and expert witness fees, and reasonable attorneys’ fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

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12. GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement. No Borrower may transfer, pledge or assign this Agreement or any rights or obligations under it without Agent’s and each Lender’s prior written consent (which may be granted or withheld in Agent’s and each Lender’s sole discretion). The Lenders have the right without the consent of or notice to Borrowers to sell, transfer, assign, pledge, negotiate or grant a participation in (any such sale, transfer, assignment, negotiation or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights and benefits under this Agreement and the other Loan Documents; provided, however, that any such Lender Transfer of its obligations, rights and benefits under this Agreement and the other Loan Documents shall (a) be in minimum increments of $1,000,000 or, if the remaining outstanding principal amount of the obligations owing to such Lender is less than $1,000,000, then the entirety of such lesser amount, and (b) except with respect to a Lender Transfer to the transferring Lender’s Affiliate, another Lender or an Affiliate of another Lender, require the prior written consent of Agent which consent shall not be unreasonably withheld or delayed. Borrowers and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Agent shall have received and accepted an effective assignment agreement in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such transferee as Agent reasonably shall require. Notwithstanding the foregoing, unless an Event of Default shall have occurred and be continuing, no Lender shall assign the Agreement to (x) any Person known to the assigning Lender to be primarily engaged in the business of commercializing an insulin pump system for individuals with Type 1 Diabetes in direct competition with a Borrower or a Borrower’s Subsidiary or (y) a hedge fund or private equity fund known to the assigning Lender to be primarily engaged in the business of investing in distressed debt, in either case without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided that Parent shall have been deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Agent within five (5) days after having received notice thereof.

12.2 Indemnification. Each Borrower shall defend, indemnify and hold harmless Agent, each Lender and their respective officers, employees, and agents (each an “Indemnified Person”) against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Lender Expenses in any way suffered, incurred, or paid by any Indemnified Person as a result of or in any way arising out of, following, or consequential to transactions between a Borrower and Agent and/or any Lender whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by an Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

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12.5 Amendments, Waivers; Integration.

(a) No amendment, modification, termination or waiver of any provision of any Loan Document, and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by Agent, the Required Lenders (or by Agent with the consent of the Required Lenders) and Borrowers; provided that no such amendment, waiver or consent shall, unless in writing and signed by all of the Lenders directly affected thereby (or by Agent with the written consent of all of the Lenders directly affected thereby), in addition to Agent, the Required Lenders (or by Agent with the written consent of the Required Lenders) and Borrowers, do any of the following: (i) increase or decrease the amount of any Term Loan Commitment Amount (which shall be deemed to affect all of the Lenders), (ii) reduce the principal of or rate of interest on (other than waiving the imposition of the Default Rate) any Credit Extension or reduce the amount of any fees payable under any Loan Document, (iii) postpone the date fixed for or reduce or waive any scheduled installment of principal or any payment of interest or fees due to any Lender under the Loan Documents, (iv) release or subordinate the Lien on all or substantially all of the Collateral, or consent to a transfer of all or substantially all of the Collateral or Intellectual Property, in each case, except as otherwise may be provided in any Loan Document (which shall be deemed to affect all of the Lenders), (v) release any Borrower from, or consent to any Borrower’s assignment or delegation of, such Borrower’s obligations under the Loan Documents (which shall be deemed to affect all of the Lenders), except as otherwise may be provided in any Loan Document, (vi) amend or modify the definition of “Required Lenders” or “Pro Rata Share” or any provision providing for the consent or other action by all of the Lenders, or (vii) amend, modify, terminate or waive this Section 12.5(a).

(b) Notwithstanding any provision in Section 12.5(a) to the contrary, (i) Agent may amend Schedule 1 to reflect assignments permitted hereunder and (ii) Agent and Borrowers may amend or modify any Loan Document to grant a new Lien, extend an existing Lien over additional property or join additional Persons as credit parties hereunder, in each case for the benefit of Agent and the Lenders.

(c) All prior agreements, understandings, representations, warranties and negotiations between Borrowers and the Lenders with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (PDF), or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnification, reimbursement obligations or other similar obligations which, by their terms,

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survive termination of this Agreement) remain outstanding or any Lender has any obligation to make any Credit Extension to a Borrower. The obligations of Borrowers to indemnify Agent and the Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Agent and/or any Lender have run.

12.8 Confidentiality. In handling any confidential information, Agent, the Lenders and Borrowers and all employees and agents of each such party shall exercise the same degree of care that such party exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (a) in the case of Agent and the Lenders, to the subsidiaries or Affiliates of Agent or any Lender or Borrowers in connection with their present or prospective business relations with Borrowers, (b) in the case of Agent or any Lender, to prospective transferees or purchasers of any interest in the Credit Extensions, provided that they have entered into a comparable confidentiality agreement in favor of Borrowers and have delivered a copy to Borrowers, (c) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (d) in the case of Agent and the Lenders, as may be required in connection with the examination, audit or similar investigation of Agent or any Lender and (e) as Agent or any Lender may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (i) is in the public domain or in the knowledge or possession of the receiving party when disclosed to such party, or becomes part of the public domain after disclosure to such receiving party through no fault of such receiving party; or (ii) is disclosed to the receiving party by a third party, provided that such receiving party does not have actual knowledge that such third party is prohibited from disclosing such information.

13. CO-BORROWER PROVISIONS.

13.1 Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of the Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Disbursement Request Forms, Borrowing Base Certificates and Compliance Certificates.

13.2 Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.

13.3 Borrowers as Agents. Each Borrower appoints each other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of each Borrower, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and

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Bank need not inquire as to each Borrower’s authority to act for or on behalf of another Borrower.

13.4 Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 13.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 13.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

13.5 Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which the Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower’s risks hereunder.

13.6 Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under any statutory or common law suretyship defenses or marshalling rights, now and hereafter in effect.

14. AGENT.

14.1 Appointment and Authority.

(a) Each Lender hereby appoints Square 1 (together with any successor Agent pursuant to Section 14.7) as Agent under the Loan Documents and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf

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from Borrowers, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under the Loan Documents, and (iii) exercise such powers as are reasonably incidental thereto. The provisions of this Article 14 are solely for the benefit of Agent and the Lenders, and Borrowers shall have no rights as a third-party beneficiary of any of such provisions.

(b) Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders) and is hereby authorized to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Agent and the Lenders with respect to any Obligations in any bankruptcy, insolvency or similar proceeding, (iii) act as collateral agent for Agent and each Lender for purposes of the perfection, holding and enforcing of all Liens created by the Loan Documents and all other purposes stated therein, together with such powers and discretion as are reasonably incidental thereto and (iv) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Borrower with, and cash held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any other Lender). Any such Person shall benefit from this Article 14 to the extent provided by Agent but shall only have obligations to Agent and not to Borrowers, any Lender or any other Person, and neither Borrowers, any Lender nor any other Person shall have any rights, directly or indirectly, as a third-party beneficiary or otherwise against any such Person.

(c) The Lenders irrevocably authorize Agent to release any Lien on any property granted to or held by Agent under any Loan Document (i) upon all of the Obligations (other than contingent obligations not yet accrued and payable) having been paid in full and so long as no Lender has any commitment to make any Credit Extensions, (ii) that is disposed of as part of or in connection with any Permitted Transfer, (iii) subject to Section 12.5, if approved, authorized or ratified in writing by the Required Lenders or (iv) as expressly provided in any of the other Loan Documents. Upon request by Agent at any time, the Required Lenders will confirm in writing Agent’s authority to release its interest in particular types or items of property. In each case as specified in this Section 14.1(c), Agent will, at Borrowers’ expense, execute and deliver to Borrowers such documents as Borrowers may reasonably request to evidence the release of items of Collateral from the Lien granted under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 14.1(c); provided that Borrowers shall have delivered to Agent a certificate of a Responsible Officer of

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each Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents as Agent shall reasonably request.

(d) Under the Loan Documents, Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth herein or therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person, and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document. Each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

14.2 Binding Effect; Use of Discretion.

(a) Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required in any Loan Document, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of the Required Lenders (or, where so required, such greater proportion), and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(b) If Agent shall request instructions from the Required Lenders or all of the affected Lenders with respect to any act or action (including failure to act) in connection with any Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders or all of the affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action under any Loan Document (i) if such action would, in the opinion of Agent, be contrary to any requirement of law or any Loan Document, (ii) if such action would, in the opinion of Agent, expose Agent to any potential liability under any requirement of law, or (iii) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under any Loan Document in accordance with the instructions of the Required Lenders or all of the affected Lenders, as applicable.

14.3 Agent’s Reliance, Etc. Agent may, without incurring any liability hereunder, (a) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, Borrowers) and (b) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties. None of Agent and its Related Persons shall be liable for any action taken or omitted to

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be taken by any of them under or in connection with any Loan Document, and each Lender and Borrowers hereby waive and shall not assert (and each Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment of a court of competent jurisdiction) in connection with the duties of Agent expressly set forth herein. Without limiting the foregoing, Agent: (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons, except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such Related Person; (ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document; (iii) makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of a Borrower or any Related Person of a Borrower in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to a Borrower, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of Borrowers or as to the existence or continuation or possible occurrence or continuation of any default or Event of Default, and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrowers or any Lender describing such default or Event of Default that is clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all of the Lenders, provided that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction); and, for each of the items set forth in clauses (i) through (iv) above, each Lender and each Borrower hereby waives and agrees not to assert (and each Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon. No Lender shall have any right of action whatsoever against Agent as a result of Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

14.4 Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire stock of, accept deposits from, and engage in any kind of business with, any Borrower or any Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates is or becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender, and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly

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provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as a Lender, or as one of the Required Lenders.

14.5 Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of Borrower and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders, Agent shall not have any duty or responsibility to provide any Lender with credit or any other information concerning any Borrower, including with respect to its business, prospects, operations, property, financial and other conditions or creditworthiness, or any Affiliate of any Borrower, that may come into the possession of Agent (whether in its capacity as Agent or otherwise) or any of its Related Persons.

14.6 Indemnification.

(a) Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by Borrowers) promptly upon demand for its Pro Rata Share of any out-of-pocket costs and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors and any taxes or insurance paid in the name of, or on behalf of, Borrowers) incurred by Agent or any of its Related Persons in connection with the preparation, execution, delivery, administration, modification, amendment, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document. Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not indemnified by Borrowers), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, to the extent not indemnified by the applicable Lender, taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by, or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to the foregoing; provided that no Lender shall be liable to Agent or any of its Related Persons under this Section 14.6 to the extent such liability has resulted from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b) To the extent required by any applicable requirement of law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any

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applicable withholding tax. If the Internal Revenue Service or any other governmental authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or if Agent reasonably determines that it was required to withhold taxes from a prior payment to or for the account of any Lender but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent. Agent may offset against any payment to any Lender under a Loan Document any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under the immediately preceding sentence of this Section 14.6.

14.7 Successor Agent. Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrowers, effective on the date set forth in such notice. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, after 30 days after the date of the retiring Agent’s notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders, provided that, if Agent shall notify Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice. Effective immediately upon its resignation, (a) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (b) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder and all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph, (c) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents, and (d) subject to its rights under Section 14.2(b), the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all of the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

14.8 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under any applicable requirement of law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 14.9(d), each Lender is hereby authorized at any time or from time to time upon the direction of Agent, without notice to Borrowers or any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrowers (regardless of whether such balances are then due to Borrowers) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrowers against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such

32.

other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations. Each Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may purchase participations in accordance with the preceding sentence and (b) any Lender so purchasing a participation in the Credit Extensions made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Credit Extensions and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

14.9 Payments; Non-Funding Lenders; Actions in Concert.

(a) Payments. If Agent receives any payment for the account of any Lender on or prior to 2:00 p.m. (Eastern time) on any Business Day, Agent shall pay to the applicable Lender such payment on the next Business Day. If Agent receives any payment for the account of any Lender after 2:00 p.m. (Eastern time) on any Business Day, Agent shall pay to the applicable Lender such payment on the second Business Day thereafter.

(b) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount (including interest accruing on such amount at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under any Loan Document must be returned to Borrowers or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of any Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrowers or such other Person, without setoff, counterclaim or deduction of any kind.

(c) Non-Funding Lenders.

(i) Unless Agent shall have received notice from a Lender prior to the date of any particular Credit Extension that such Lender will not make available to Agent such Lender’s Pro Rata Share of such Credit Extension, Agent may assume that such Lender will make such amount available to it on the date of such Credit Extension in accordance with Section 2.1(b)(i), and Agent may (but shall not be obligated to), in reliance upon such

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assumption, make available a corresponding amount for the account of Borrowers on such date. If and to the extent that such Lender shall not have made such amount available to Agent, such Lender agrees to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the day such amount is made available to Borrowers until the day such amount is repaid to Agent, at a rate per annum equal to the interest rate applicable to the Obligation that would have been created when Agent made available such amount to Borrowers had such Lender made a corresponding payment available. If such Lender shall repay such corresponding amount to Agent, the amount so repaid shall constitute such Lender’s portion of the applicable Credit Extension for purposes of this Agreement.

(ii) To the extent that any Lender has failed to fund any Credit Extension or any other payments required to be made by it under the Loan Documents after any such Credit Extension is required to be made or such payment is due (a “Non-Funding Lender”), Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrowers. The failure of any Non-Funding Lender to make any Credit Extension or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Credit Extension, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make such Credit Extension or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of the “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrowers’ request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but Agent or any such Person shall have no obligation) to purchase from any Non-Funding Lender, and each Lender agrees that if it becomes a Non-Funding Lender it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Term Loan Commitment Amount (if any) and all of the outstanding Credit Extensions of that Non-Funding Lender for an amount equal to the principal balance of all Credit Extensions held by such Non-Funding Lender and all accrued interest with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed assignment agreement.

(d) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of any Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and the Required Lenders, it being the intent of the Lenders that any such action by a Lender to protect or enforce rights under any Loan Document shall be taken in concert and at the direction or with the consent of Agent and the Required Lenders. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Agent to vote in respect of the claim of any Lender or in any such proceeding.

[Signature Pages Follow]

34.

[Signature Page to Loan and Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWERS:

ASANTE SOLUTIONS, INC.

By:	/s/ David Thrower

Name:	David Thrower

Title:	CEO

M2 MEDICAL, INC.

By:	/s/ David Thrower

Name:	David Thrower

Title:	CEO

[Signature Page to Loan and Security Agreement]

AGENT:

SQUARE 1 BANK

By:	/s/ Monica Beam

Name:	Monica Beam

Title:	VP

[Signature Page to Loan and Security Agreement]

LENDERS:

SQUARE 1 BANK

By:	/s/ Monica Beam

Name:	Monica Beam

Title:	VP

ALEXANDRIA EQUITIES, LLC, a Delaware limited liability company

By:	Alexandria Real Estate Equities, Inc., a Maryland corporation, managing member

	By:	/s/ Eric S. Johnson

	Name:	Eric S. Johnson

	Title:	Vice President, Real Estate

Legal Affairs

SCHEDULE 1

LENDERS

Lender	Tranche I Term Loan Commitment Amount	Tranche II Term Loan Commitment Amount	Term Loan Commitment Amount	Closing Date Pro Rata Share	Address
Square 1 Bank	$6,250,000	$3,750,000	$10,000,000	50%

Square 1 Bank

Attn: Loan Operations Manager

406 Blackwell Street, Suite 240

Durham, NC 27701

FAX: (    )     -

With a copy to:

Square 1 Bank

Attn: Monica Beam

2420 Sand Hill Road, Suite 100

Menlo Park, CA 94025

FAX: (    )     -

Email: [redacted]

Alexandria Equities, LLC	$6,250,000	$3,750,000	$10,000,000	50%	Alexandria Equities, LLC Attn: Corporate Secretary 385 E. Colorado Blvd., Suite 299 Pasadena, CA 91101 FAX: ( ) - With a copy to: Email: [redacted]

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to any Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by any Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by any Borrower and Borrowers’ Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and general partners.

“Agent” has the meaning assigned in the preamble of this Agreement.

“Agreement” has the meaning assigned in the preamble of this Agreement.

“Authorized Officer” means someone designated as such in the corporate resolution provided by each Borrower to Agent in which this Agreement and the transactions contemplated hereunder are authorized by such Borrower’s board of directors. If a Borrower provides subsequent corporate resolutions to Agent after the Closing Date, the individual(s) designated as “Authorized Officer(s)” in the most-recently provided resolution shall be the only “Authorized Officers” for purposes of this Agreement.

“Borrower” and “Borrowers” has the meaning assigned in the preamble of this Agreement.

“Borrower’s Books” means all of any Borrower’s books and records including: ledgers; records concerning such Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of North Carolina are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” means a transaction other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Agent and the Required Lenders in which any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than those Persons set forth on the Schedule, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the North Carolina Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B, except to the extent any such property (a) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, § 25-9-406 and § 25-9-408 of the Code), (b) the granting of a security interest therein is contrary to applicable law, provided that, upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (c) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, or (d) property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien.

“Collateral State” means the state or states where the Collateral is located, which is California.

“Compliance Certificate” means a compliance certificate, in substantially the form of Exhibit D attached hereto, executed by a Responsible Officer of each Borrower.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (b) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (c) all net obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Term Loan or any other extension of credit by any Lender, to or for the benefit of any Borrower hereunder.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Final Payment Fee” has the meaning assigned in Section 2.4(c).

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, including but not limited to any sublimit contained herein.

“Indemnified Person” has the meaning assigned in Section 12.2.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means:

(a) Copyrights, Trademarks and Patents;

(b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) Any and all design rights which may be available to a Borrower now or hereafter existing, created, acquired or held;

(d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(f) All other intellectual property.

“Interest-Only End Date” means May 31, 2016.

“Inventory” means all present and future inventory in which a Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Investment Agreement” means, collectively, a Borrower’s stock purchase and other agreement(s) pursuant to which such Borrower most recently issued its preferred stock.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lender” and “Lenders” has the meaning assigned in the preamble of this Agreement.

“Lender Expenses” means all reasonable documented out-of-pocket costs or expenses (including reasonable documented out-of-pocket attorneys’ fees and expenses, whether generated in house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Agent’s and the Lenders’ reasonable documented out-of-pocket attorneys’ fees and expenses (whether generated in house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Lender Transfer” has the meaning assigned in Section 12.1.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by a Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the operations, business or financial condition of a Borrower and its Subsidiaries taken as a whole, (b) the ability of a Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (c) a Borrower’s interest in, or the value, perfection or priority of Agent’s security interest in the Collateral.

“Negotiable Collateral” means all of a Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and each Borrower’s Books relating to any of the foregoing.

“New Subsidiary” has the meaning assigned in Section 6.8.

“Non-Funding Lender” has the meaning assigned in Section 14.9(c).

“Obligations” means all debt, principal, interest, Lender Expenses and other amounts owed to Agent or any Lender by any Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from any Borrower to others that Agent or any Lender may have obtained by assignment or otherwise.

“Original Lender” means each current Lender that was a Lender on the Closing Date.

“Other Lender” has the meaning assigned in Section 14.9(c).

“Parent” means Asante Solutions, Inc.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that a Borrower may now or hereafter become obligated to pay to any Lender pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Agent and/or any Lender.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrowers in favor of the Lenders arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness not to exceed $250,000 in the aggregate at any time secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided that such Indebtedness does not exceed at the time it is incurred the lesser of the cost or fair market value of the property financed with such Indebtedness;

(d) Subordinated Debt;

(e) Indebtedness to trade creditors incurred in the ordinary course of business;

(f) Indebtedness that otherwise constitutes a Permitted Investment;

(g) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(h) Reimbursement obligations with respect to Square 1 letters of credit and credit cards;

(i) Other Indebtedness in an aggregate amount outstanding not to exceed $250,000;

(j) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon a Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule;

(b) (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Square 1’s certificates of deposit maturing no more than one year from the date of investment therein, (iv) Square 1’s money market accounts or other money market funds at least ninety-five percent (95%) of the assets of which constitute investments of the type listed in clauses (i) through (iii) so long as such money market funds are subject to a control agreement with Agent (for the benefit of the Lenders) in form and substance satisfactory to Agent and the Required Lenders, (v) Investments in regular deposit or checking accounts held with Square 1 or as otherwise permitted by, and subject to the terms and conditions of, Section 6.6 of this Agreement, and (vi) Investments consistent with any investment policy adopted by a Borrower’s board of directors;

(c) Investments accepted in connection with Permitted Transfers;

(d) Investments of Subsidiaries in or to other Subsidiaries or a Borrower and Investments by Borrower in Subsidiaries that are not a guarantor or Borrower hereunder not to exceed $250,000 in the aggregate in any fiscal year;

(e) Investments not to exceed $250,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of a Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by a Borrower’s Board of Directors;

(f) [Reserved];

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of a Borrower’s business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of a Borrower in any Subsidiary;

(i) Joint ventures or strategic alliances in the ordinary course of a Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrowers do not exceed $250,000 in the aggregate in any fiscal year;

(j) Investments permitted under Section 7.3;

(k) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

(l) Investments not otherwise permitted hereunder not to exceed $100,000 in any fiscal year.

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Credit Extensions) or arising under this Agreement, the other Loan Documents, or any other agreement in favor of Agent;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which the relevant Borrower maintains adequate reserves;

(c) Liens not to exceed $250,000 in the aggregate at any time (i) upon or in any Equipment (other than Equipment financed by a Credit Extension) acquired or held by a Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, in each case provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e) Liens securing Subordinated Debt;

(f) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 (attachment) or 8.7 (judgments);

(g) Liens of carriers, warehousemen, suppliers or other similar Persons that are possessory in nature arising in the ordinary course of business not to exceed $25,000 and which are not overdue for a period of more than 30 days or are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Borrower or Subsidiary;

(h) Liens to secure the payment of worker’s compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA), provided that the aggregate of all such Liens shall not exceed $250,000 at any time;

(i) Leases or subleases of real property granted in the ordinary course of business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses of personal property (other than Intellectual Property) granted in the ordinary course of business which do not (i) interfere in any material respect with the business of Borrowers and their Subsidiaries or (ii) secure any Indebtedness;

(j) Licenses of Intellectual Property constituting Permitted Transfers;

(k) Precautionary financing statements filed in connection with operating leases permitted by this Agreement, provided that such Liens do not encumber at any time any property other than the property leased;

(l) Deposits securing the performance of bids, trade contracts, contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business not representing an obligation for borrowed money; and

(m) Liens securing reimbursement obligations regarding Square 1 letters of credit and credit cards; and

(n) Liens (i) of a collecting bank arising under Section 4-210 of the Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set off) and which are within general parameters customary in the banking industry.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by a Borrower or any Subsidiary of:

(a) Inventory in the ordinary course of business;

(b) non-exclusive licenses and similar arrangements for the use of the property of a Borrower or its Subsidiaries in the ordinary course of business;

(c) worn-out, surplus or obsolete Equipment not financed with the proceeds of Credit Extensions;

(d) grants of security interests and other Liens that constitute Permitted Liens;

(e) Transfers constituting Permitted Investments;

(f) The sale or issuance of any capital stock of a Borrower (containing only such rights and preferences as are permitted under this Agreement) in a bona fide transaction in which the applicable Borrower receives proceeds consummate to the then fair market value of the capital stock sold or issued;

(g) The use or transfer of cash or cash equivalents in the ordinary course of business and substantially consistent with past practices; and

(h) Dispositions of other assets of Borrowers or their Subsidiaries that do not exceed $100,000 in the aggregate during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prepayment Fee” has the meaning assigned in Section 2.4(b).

“Pro Rata Share” means a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the original principal amount of a Lender’s Credit Extensions to Borrower under this Agreement, and the denominator of which is the aggregate original principal amount of all Credit Extensions to Borrowers under this Agreement, and, for clarity, as of the date hereof, means the percentage set forth on Schedule 1 hereto.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Required Lenders” means Lenders holding 66  2⁄3 or more of the aggregate outstanding principal balance of the Credit Extensions. For purposes of this definition only, a Lender shall be deemed to include itself and any Lender that is an Affiliate of such Lender.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, Vice President of Finance and the Controller of a Borrower, as well as any other officer or employee identified as an Authorized Officer in the corporate resolution delivered by Borrower to Agent in connection with this Agreement.

“Revenue” means revenue recognized in accordance with GAAP.

“Schedule” means the schedule of exceptions attached hereto and approved by Agent and the Lenders, if any.

“Shares” means (a) 65% of the issued and outstanding capital stock, membership units or other securities owned or held of record by any Borrower in any Subsidiary of such Borrower which is not an entity organized under the laws of the United States or territory thereof, and (b) 100% of the issued and outstanding capital stock, membership units or other securities owned or held of record by any Borrower in any Subsidiary of such Borrower which is an entity organized under the laws of the United States or any territory thereof.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, each state where a Borrower’s chief executive office is located, each state of a Borrower’s formation and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Square 1” has the meaning assigned in the preamble of this Agreement.

“Subordinated Debt” means any debt incurred by a Borrower that is subordinated in writing to the debt owing by such Borrower to the Lenders on terms reasonably acceptable to Agent and the Required Lenders (and identified as being such by such Borrower, Agent and the Required Lenders).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (a) any general partnership interest or (b) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

“Term Loan” means any Tranche I Term Loan or Tranche II Term Loan and “Term Loans” means the Tranche I Term Loan and the Tranche II Term Loan.

“Term Loan Commitment Amount” means the dollar amount set forth on Schedule 1 hereto, as amended from time to time.

“Term Loan Maturity Date” means December 1, 2018.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrowers connected with and symbolized by such trademarks.

“Tranche I Term Loan” has the meaning assigned in Section 2.1(b)(i).

“Tranche I Term Loan Commitment Amount” means the dollar amount set forth on Schedule 1 hereto, as amended from time to time.

“Tranche II Availability End Date” means September 30, 2015.

“Tranche II Funding Condition” means the completion of an initial public offering of Parent’s common stock on or before June 30, 2015 in which Parent receives aggregate gross proceeds of not less than an aggregate of $60,000,000 through the initial public offering and any concurrent private placement.

“Tranche II Term Loan” has the meaning assigned in Section 2.1(b)(i).

“Tranche II Term Loan Commitment Amount” means the dollar amount set forth on Schedule 1 hereto, as amended from time to time.

“Tranche II Term Loan Maximum Principal Amount” means, as of the date Borrowers request a Tranche II Term Loan (which shall be after June 30, 2015): (a) $7,500,000 if (i) Borrowers’ Revenue measured on a trailing three-month basis as of June 30, 2015 is at least 95% of the budgeted Revenue for such months as set forth in Borrowers’ fiscal year 2015 budget, which budget shall be approved by Borrowers’ Boards of Directors, show annual Revenues of approximately $6,900,000 or more, and be reasonably acceptable to Agent and the Required Lenders (the “2015 Budget”) and (ii) the cumulative number of Asante Snap Controllers delivered to patients (excluding upgrades and 30-day free trials) measured on a trailing three-month basis as of June 30, 2015 is at least 95% of the number projected by Borrowers to be delivered during such months, which projections shall have been approved by Agent and the Required Lenders in their reasonable discretion (the “Controller Projections”); (b) $5,000,000 if the conditions set forth in clause (a) above are not met but (i) Borrowers’ Revenue measured on a trailing three-month basis as of June 30, 2015 is at least 85% of the budgeted Revenue for such months as set forth in the 2015 Budget and (ii) the cumulative number of Asante Snap Controllers delivered to patients (excluding upgrades and 30-day free trials) measured on a trailing three-month basis as of June 30, 2015 is at least 85% of the number projected by Borrowers to be delivered during such month in the Controller Projections; and (c) $0 if the conditions set forth in clauses (a) and (b) above are not met.

“Transfer” has the meaning assigned in Section 7.1.

“Treasury Rate” means the variable rate of interest equal to the U.S. Treasury rate then published in the Key Interest Rates section of the Market Data Center of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as the Lender may reasonably select) (indexed off of the 3-year U.S. treasury note).

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

DEBTOR	ASANTE SOLUTIONS, INC.

SECURED PARTY:	SQUARE 1 BANK, AS AGENT FOR THE LENDERS

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles, domain names and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the North Carolina Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions.

Notwithstanding the foregoing, the Collateral shall not include any of the Intellectual Property (as defined in that certain Loan and Security Agreement dated as of November 14, 2014 by and among Square 1 Bank, as agent, the lenders party thereto, and Asante Solutions, Inc. and M2 Medical, Inc. as borrowers), in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Borrower, or in which Borrower now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).

Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of November 14, [the Closing Date], include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment, and further provided, however, that Agent’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Agent shall have no recourse whatsoever with respect to the underlying Intellectual Property.

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

DEBTOR	M2 MEDICAL , INC.

SECURED PARTY:	SQUARE 1 BANK, AS AGENT FOR THE LENDERS

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles, domain names and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the North Carolina Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions.

Notwithstanding the foregoing, the Collateral shall not include any of the Intellectual Property (as defined in that certain Loan and Security Agreement dated as of November 14, 2014 by and among Square 1 Bank, as agent, the lenders party thereto, and Asante Solutions, Inc. and M2 Medical, Inc. as borrowers), in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Borrower, or in which Borrower now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).

Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of November 14, 2014, include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment, and further provided, however, that Agent’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Agent shall have no recourse whatsoever with respect to the underlying Intellectual Property.

EXHIBIT C

LOAN ADVANCE / PAYDOWN REQUEST FORM

[Please refer to New Borrower Kit]

EXHIBIT D

COMPLIANCE CERTIFICATE

[Please refer to New Borrower Kit]

SCHEDULE OF EXCEPTIONS

Change in Control (Exhibit A) –

De Novo Ventures III, L.P.
	8,071,432	9.72%
Lundbeckfond Invest A/S
	23,523,578	26.88%
Novo A/S
	24,629,118	28.72%
Entities associated with Seed Capital Denmark K/S
	11,058,495	13.21%
Sunstone Life Science Ventures Fund I K/S
	14,769,059	17.68%
Entities associated with Thomas, McNerney & Partners
	11,778,575	14.19%

Permitted Indebtness (Exhibit A) –

Wells Fargo Corporate Credit Card Program with credit limit of $100,000.

Indebtness secured by UCC Filing No. 2013 4804184, Filing date: December 5, 2013, Debtor: Asante Solutions, Inc., Secured Party: U.S. Bank Equipment Finance.

Permitted Investments (Exhibit A) –

Asante Solutions, Inc. owns 100% of M2 Medical, Inc.

Permitted Liens (Exhibit A) –

UCC Filing No. 2013 4804184, Filing date: December 5, 2013, Debtor: Asante Solutions, Inc., Secured Party: U.S. Bank Equipment Finance.

Prior Names (Section 5.5) –

M2 Group Holdings, Inc.

Litigation (Section 5.6) –

None.

Inbound Licenses (Section 5.12) –

None.